Exhibit 99.1

Goldfield Comments on Storm Restoration Activities

MELBOURNE, Fla., August 31 /PRNewswire-FirstCall/ -- The Goldfield Corporation (Amex: GV), a leading provider of electrical construction services in the southeastern United States, today commented on its involvement in storm restoration efforts relating to the damage caused by Hurricane Katrina. John Sottile, president of Goldfield, stated that since Hurricane Katrina hit the east coast of Florida on August 26th, most of the work force at the company’s electrical construction subsidiary, Southeast Power Corporation, has been dedicated to storm restoration efforts in Miami-Dade and Broward Counties, Florida. This work is expected to be concluded shortly. Mr. Sottile noted that at this time, it is unclear whether or to what extent Southeast Power will be involved in further restoration efforts on the Gulf Coast relating to Hurricane Katrina. Such involvement will depend upon the demand for its services and the availability of resources in light of existing commitments. Mr. Sottile further noted that the effect of the restoration efforts on Southeast Power’s results cannot be gauged at this point.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For further details, see the company’s filings with the Securities and Exchange Commission.

Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com

SOURCE  The Goldfield Corporation

          -0-                                        08/31/2005
          /CONTACT:  Investors, The Goldfield Corporation, +1-321-724-1700, or investorrelations@goldfieldcorp.com/
          /Web site:       http://www.goldfieldcorp.com /
          (GV)